Exhibit 99.1

June 30, 2023

Western Uranium & Vanadium Corp. Announces Results of Annual General and Special Meeting

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado- Western Uranium & Vanadium Corp. (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) is pleased to announce the results of the Company’s Annual General and Special Meeting of shareholders (the “Meeting”) held in Nucla, Colorado on June 29, 2023.

Proxy votes were cast for common shares representing approximately 46.1% of the issued and outstanding common shares of the Company as at the record date for the Meeting. Each of the other matters put forward before shareholders for consideration and approval at the Meeting, as described in the Company’s management information circular dated May 24, 2023, was duly approved by the requisite number of votes.

Election of Directors

At the Meeting, the shareholders re-elected all of the directors proposed by management of the Company, namely, George Glasier, Bryan Murphy, and Andrew Wilder.

Appointment of Auditor

The shareholders re-appointed MNP LLP as auditor of the Company for the ensuing year, and authorized the Board to fix the auditor’s remuneration.

Incentive Stock Option Plan

The 2023 Incentive Stock Option Plan of Western was approved at the Meeting, and must be re-approved by Western’s shareholders no later than the date that is three years from the date of the Meeting.

Shareholder Rights Plan

The Shareholder Rights Plan was approved for a period of three years. For further details on the Shareholder Rights Plan, please refer to the news release issued by the Company on May 26, 2023.

Re-appointments

Subsequent to the Meeting, the newly-elected Board re-appointed Bryan Murphy as Chairman of the Board and re-appointed Andrew Wilder as Chairman of the Audit Committee.

The following management re-appointments were confirmed for the ensuing year: George Glasier, President and Chief Executive Officer; Robert Klein, Chief Financial Officer; and Denis Frawley, Corporate Secretary.

About Western Uranium & Vanadium Corp.

Western Uranium & Vanadium Corp. is a Colorado based uranium and vanadium conventional mining company focused on low-cost near-term production of uranium and vanadium in the western United States, and development and application of kinetic separation.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

970-864-2125

gglasier@western-uranium.com

Robert Klein

Chief Financial Officer

908-872-7686

rklein@western-uranium.com